CLIENT:    First Mutual Bancshares Incorporated
      CONTACT:   John Valaas, President & CEO
                 Roger Mandery, Executive VP & CFO
                 425.455.7300
                 NEWS RELEASE


================================================================================

                 FIRST MUTUAL BANCSHARES NET INCOME INCREASES 5%

     BELLEVUE, WA -(Dated April 24, 2001, except for "Core Earnings" section which is dated April 26, 2001) -- First Mutual Bancshares, Inc., (Nasdaq: FMSB) the holding company for First Mutual Bank, today reported first quarter net income was up 5% over the same quarter last year. Revenues increased 18%, and loan originations grew 21%.

Profits were affected by the adoption of a new accounting pronouncement, FAS 133, that erased $155,000, or $.03 per diluted share, off the bottom line. Prior to the effect of the accounting change, net income was up 15% to $1.89 million, or $.39 per diluted share, from $1.65 million, or $.35 per share. Including the effect of the new accounting pronouncement, net income increased 5% to $1.73 million, or $.36 per diluted share. Specific details, including the nature of the change in accounting principle, may be found following the financial tables.

     Other first quarter highlights include: 1. Revenues grew 18% to $6.7 million. 2. Loan originations increased 21% to $68.8 million in the quarter. 3. Non-performing assets improved to just 0.13% of total assets. 4. Return on average equity was 14.8% and return on average assets totaled 1.07% for the quarter.

"This quarter's results reflect First Mutual's progression over the last decade. Formerly a thrift that focused on low-margin mortgage loans, First Mutual is evolving into a commercial bank and continues to diversify its business," stated John Valaas, President and CEO. "We have concentrated on building our consumer lending program, primarily through home equity loans and indirect home improvement loans through contractors. We will continue to look for ways to build revenues consistent with our main business lines of commercial real estate, business banking and consumer lending."

Total revenues increased 18% to $6.7 million. Net interest income increased to $5.2 million, compared to $5.1 million in the quarter a year ago, while noninterest income increased to $1.6 million from $622,000. Operating income reflects the purchase by Electronic Data Systems (NYSE: EDS) of TransAlliance LP, an ATM network of which First Mutual Bancshares was a minority owner, as well as increased gain on sale of loans. Total loan originations grew 21% to $68.8 million in the quarter, compared to $57.0 million in the first quarter last year, contributing to noninterest and interest income.

Operating expenses increased to $3.7 million for the quarter, compared to $3.1 million in the first quarter last year. The costs associated with the new branch in Kirkland, as well as a bank-wide increase in salaries and benefits, contributed to the rise. "We expect to see operating expenses slightly higher than in the respective quarters last year as we continue to expand our infrastructure," Valaas stated. "We intend to continue to expand our business banking, consumer and commercial real estate franchises, and that will lead to increased costs. We believe these are solid investments in future growth and profitability." The efficiency ratio was 54.4% for the quarter, compared to 54.0% a year ago.

First Mutual expects to open its eleventh branch in August, in Juanita, and a site for its twelfth branch, in Woodinville, has recently been acquired. Construction is expected to be complete and the branch open by mid-year 2002.

With profits of $1.73 million in the first quarter, First Mutual's return on average equity (ROE) was 14.8%, and the bank's return on average assets was 1.07%, annualized. For the first quarter of 2000, First Mutual reported an ROE of 16.5% and an ROA of 1.11%. Both ratios were affected in 2001 by the adoption of the new accounting standard and a lower net interest margin.

Interest-earning assets grew 8% to $637 million, and still account for 97% of total assets. Net loans increased 3% to $483 million, compared to $468 million a year ago. Total assets grew 8% to $655 million, up from $604 million at March 31, 2000. Total deposits were up 8% to $461 million at the end of the first quarter, compared to $426 million for the same quarter last year. Shareholders' equity increased 17% to $48 million at March 31, 2001, from $41 million a year ago. Tangible book value increased accordingly to $10.17 per share, from $8.73 a year ago.


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


FMSB - First Quarter Profits
April 26, 2001
Page Two

The net interest margin was 3.28% for the quarter, compared to 3.52% in the first quarter last year. "Currently, 85% of our loan portfolio is adjustable-rate loans, which have reacted to interest rate changes much faster than our funding costs. We are making adjustments internally to improve our position, but an immediate rebound in the margin is unlikely, and the margin could continue to decrease depending on interest rate fluctuations," Valaas explained.

Total non-performing assets were $847,000 at March 31, 2001, compared to $969,000 a year ago. Those numbers represented 0.13% and 0.16% of total assets, respectively. The bank had a $215,000 provision for loan losses in the quarter, and at March 31, 2001, the reserve totaled $7.0 million. The reserve for loan losses now represents 1.33% of gross loans, in line with a year ago.

"Our commercial real estate loan portfolio is closely followed by our Board of Directors," Valaas added. First Mutual's Investment Committee, made up of members of the Board of Directors, must approve any loan over $1 million. "You would be hard-pressed to find a group more knowledgeable of the local commercial real estate market and its players. That expertise has been critical to our success."

At March 31, 2001, commercial real estate and business banking loans accounted for 63% of First Mutual's loan portfolio, while single-family residential loans accounted for 11%. One year prior, commercial real estate and business banking loans accounted for 64% of the portfolio, and single family residential loans were 19%. Residential loans held for sale have increased to 6% of the portfolio from 1% a year ago. Construction loans accounted for 13%, up from 10% a year ago, and consumer loans were 7% of the loan portfolio at quarter-end, compared to 6% at March 31, 2000.

First Mutual Bank is an independent, community-based bank that operates ten full-service offices in the Puget Sound area, as well as a loan production office in Tacoma. The FDIC-insured savings bank derives a significant portion of its income from small commercial-property portfolio loan originations and mortgage banking activities.


Forward-Looking Statements


This news release contains statements concerning future operations, trends, expectations, plans, capabilities and prospects of First Mutual Bancshares and First Mutual Bank (together, the "Company") that are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Statements containing words such as "appear," "anticipate," "believe," "expect," "may," "projected," "should" or similar words may constitute forward looking statements. Although the Company believes that the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual events, results or developments may differ materially from those expressed or implied in forward-looking statements due to a number of risks and uncertainties. Factors which could affect actual results include economic conditions in the Company's market area and the nation as a whole, interest rate fluctuations, the impact of competitive products, services and pricing, the ability of the Company to control its costs and expenses, loan delinquency rates and the legislative and regulatory changes affecting the banking industry. There are other risks and uncertainties which could affect the Company which are discussed from time to time in the filings made by the Company with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company shall not be responsible to update any such forward-looking statements.

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
FMSB - First Quarter Profits
April 26, 2001
Page Three

Statement of Operations                                 Quarters ended March 31,
-----------------------
                                              Percentage
(Unaudited) (Dollars in Thousands)              Change       2001         2000
                                                ------       ----         ----
Interest Income
     Loans Receivable                                   $    11,589 $     10,251
     Interest on AFS Securities                                 581          292
     Interest on HTM Securities                               1,285        1,320
     Interest Other                                             154          128
                                                         ------------ ----------
Total Interest Income                              13%       13,609       11,991
Interest Expense
     Deposits                                                 6,371        5,007
     FHLB Advances and Other                                  2,079        1,907
                                                         ------------ ----------
Total Interest Expense                             22%        8,450        6,914
                                                         ------------ ----------
Net Interest Income                                           5,159        5,077
Provision for Loan Losses                                       215          130
                                                         ------------ ----------
Net Interest Income After Loan Loss Provision       0%        4,944        4,947
Other Operating Income
     Gain on Sales of Loans                                     753          121
     Servicing Fees, Net of Amortization                         41          230
     Gain on Sale of Investments                                472            -
     Fees on Deposits                                            83           81
     Other                                                      222          190
                                                         ------------ ----------
Total Other Operating Income                      153%        1,571          622
Operating Expenses
     Salaries and Employee Benefits                           2,266        1,941
     Occupancy                                                  529          428
     Other                                                      869          707
                                                         ------------ ----------
Total Other Operating Expenses                     19%        3,664        3,076
Income Before Federal Income Tax and Cumulative
Effect of Adoption of New Accounting Principle                2,851        2,493
Federal Income Tax                                              965          846
                                                         ------------ ----------
Income Before Cumulative Effect of Adoption
of New Accounting Principle                        15%        1,886        1,647
                                                         ------------ ----------
Cumulative Effect of Adoption of New Accounting
Principle, Net of Federal Income Tax                           (155)           -
                                                         ------------ ----------
Net Income                                          5%        1,731        1,647
                                                         ============ ==========
Per Share Data
Basic Earnings Per Common Share Before Cumulative
Effect of Adoption of New Accounting Principle                $0.40        $0.35
Cumulative Effect of Adoption of New Accounting
Principle, Net of Federal Income Tax                          (0.03)        -
                                                         ------------ ----------
Basic Earnings Per Common Share                                0.37         0.35
                                                         ============ ==========
Earnings Per Common Share Before Cumulative Effect
of Adoption of New Accounting Principle,
Assuming Dilution                                              0.39         0.35
Cumulative Effect of Adoption of New Accounting
Principle, Net of Federal Income Tax                          (0.03)        -
                                                         ------------ ----------
Earnings Per Common Share, Assuming Dilution                  $0.36        $0.35
                                                         ============ ==========
Weighted Average Shares Outstanding                       4,688,580    4,669,507
Weighted Average Shares Outstanding, Including
Dilutive Effect of Stock Options                          4,786,120    4,734,291


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

FMSB - First Quarter Profits
April 26, 2001
Page Four

                                        Annual
Balance Sheet                        Percentage March 31, December 31, March 31,
-------------
(Unaudited) (Dollars in Thousands)      Change    2001       2000        2000
                                        ------    ----       ----        ----
Assets:
Interest-Earning Deposits                       $  1,614   $    514    $  5,122
Noninterest-Earning Demand Deposits
and Cash on Hand                                   3,729      6,485       4,330
                                                ---------  ---------   ---------
Total Cash and Cash Equivalents           -43%     5,343      6,999       9,452

Mortgage-Backed and Other Securities
Available for Sale                                34,222     38,648      16,867
Loans Receivable, Held for Sale                   32,281     15,774       5,227
Mortgage-Backed and Other Securities
Held to Maturity                                  78,234     85,042      86,403
Loans Receivable                                 490,136    480,505     473,967
Reserve for Loan Losses                           (6,951)    (6,729)     (6,420)
                                                ---------  ---------   ---------
Loans Receivable, Net                       3%   483,185    473,776     467,547

Accrued Interest Receivable                        4,573      4,666       4,050
Real Estate Held for Sale                              -      1,353           -
Land, Buildings and Equipment, Net                 7,419      7,424       5,448
Federal Home Loan Bank (FHLB) Stock, at Cost       7,874      7,749       7,383
Mortgage Servicing Rights                             30        145         193
Other Assets                                       1,561      1,655       1,369
                                                ---------  ---------   ---------
Total Assets                                8%  $654,722   $643,231    $603,939
                                                ========== =========   =========

Liabilities and Stockholders' Equity:
Liabilities:
Deposits:
    Investor Custodial Checking                     $934       $663      $3,876
    Money Market Deposit and Checking
    Accounts                                      99,840     96,267      92,076
    Regular Savings                                8,513      8,350      10,291
    Time Deposits                                351,367    352,212     319,606
                                                ---------  ---------   ---------
Total Deposits                              8%   460,654    457,492     425,849

Drafts Payable                                     1,083      1,300       1,079
Accounts Payable and Other Liabilities             3,177      3,493       2,865
Advance Payments by Borrowers for Taxes
and Insurance                                      2,667      1,484       2,731
FHLB Advances                                    138,036    133,035     129,582
Other Advances                                       250        250         250
Current Tax Liability                              1,095        260         849
                                                ---------  ---------   ---------
Total Liabilities                           8%   606,962    597,314     563,205

Stockholders' Equity:
Common Stock $1 Par Value-Authorized,
10,000,000 Shares Issued and Outstanding,
4,697,209, 4,671,286 and 4,664,396
Shares, Respectively                               4,697      4,671       4,664
Additional Paid-In Capital                        31,272     31,118      31,096
Employee Stock Ownership Plan Debt                     -        (98)       (146)
Retained Earnings                                 11,637     10,141       5,890
Accumulated Other Comprehensive Income (Loss):
    Unrealized Gain (Loss) on Securities
    Available for Sale, Net of Federal
    Income Tax                                       154         85        (770)
                                                ---------  ---------   ---------
Total Stockholders' Equity                 17%    47,760     45,917      40,734
                                                ---------  ---------   ---------

Total Liabilities and Equity                8%  $654,722   $643,231    $603,939
                                                =========  =========   =========


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

FMSB - First Quarter Profits
April 26, 2001
Page Five


Financial Ratios                    Quarters Ended March 31       Year Ended
----------------
                                                              December 31, 2000
(Unaudited)                           2001           2000
                                      ----           ----      -----------------
Return on Average Equity               14.78%         16.46%              15.48%
Return on Average Assets                1.07%          1.11%               1.08%
Efficiency Ratio                       54.44%         53.97%              53.50%
Annualized Operating Expense/
Average Assets                          2.26%          2.08%               1.98%
Net Interest Margin                     3.28%          3.52%               3.46%
Tier 1 Capital Ratio                    7.34%          7.00%               7.18%
Risk Adjusted Capital                  11.54%         11.10%              11.46%


Other Data
(Unaudited) (Dollars in Thousands,
Except Per Share Data)
Total Loan Originations (Including
Purchase and Consumer)              $  68,751      $  56,968            $211,065
Net Loans (Including Loans Held
for Sale)                           $ 515,466      $ 472,773            $489,551
Non-performing/Non-accrual Loans
(90+ Delinquent)                    $     847      $     959            $  1,111
    as a Percentage of Gross Loans      0.16%          0.20%               0.22%
Real Estate Owned Loans (Includes
Consumer)                           $       -      $      10            $  1,353
Total Non-performing Assets         $     847      $     969            $  2,464
    as a Percentage of Total
    Assets                              0.13%          0.16%               0.38%
Loan Loss Reserves                  $   6,951      $   6,420            $  6,729
    as a Percentage of Gross Loans      1.33%          1.34%               1.36%
Loan Loss Provision                 $     215      $     130            $    530
Charge-Offs (Recoveries) From
Reserves                            $      (6)     $      19            $    110
Book Value Per Share                $   10.17      $    8.73            $   9.83


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

FMSB - First Quarter Profits
April 26, 2001
Page Six



FINANCIAL DETAILS:

Cumulative Effect of Adoption of New Accounting Principle

Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, became effective on January 1, 2001. The new accounting standard requires that all interest rate locks on loans pending sale and forward sale commitments be marked-to-market. The statement also permits the mark-to-market of closed loans pending sale if certain conditions are met. In the first quarter, the bank elected not to mark-to-market its loans held for sale, and recorded only the gains and losses on interest rate locks and forward sale commitments.

The gain realized from interest rate locks was $8,500 before tax, and the loss on forward commitments totaled $244,000. After tax, the net of these two items was a loss of $155,000.

Market losses on forward commitments occur when mortgage loan interest rates decline, and gains occur when those rates rise. At March 31, 2001, First Mutual had an unrealized mark-to-market gain of $441,000 on loans held for sale. The loss on the forward commitments may be offset by such gains when the loans are sold and delivered to the secondary market.



Other Operating Income

Gain on Sales of Loans totaled $754,000 for the quarter, primarily from a $78 million bulk sale of servicing rights, netting a pre-tax gain of $891,000. That sale concludes the strategic liquidation of the bank's residential servicing portfolio, which management initiated to reduce the bank's exposure to prepayment losses. Since December 1996, First Mutual's servicing portfolio has decreased from $371 million to $45 million at March 31, 2001. The remaining servicing portfolio is largely made up of income property loans. Income property servicing is not regarded as being readily saleable.

Gain on Sale of Investments totaled $472,000 in the first quarter, from the sale of a limited partnership interest and $3.3 million in investment securities. The bank and the other limited partners sold their minority interests in the TransAlliance Limited Partnership to the general partner, Electronic Data Systems (EDS). The pre-tax gain from that sale amounted to $422,000. Previously this asset paid sporadic dividends that totaled $112,000 in 2000, and $17,000 in 1999.

The investment securities, 30-year fixed-rate instruments with a principal balance of $3.3 million, were sold for a pre-tax gain of $50,000. Those securities were liquidated to improve the bank's asset/liability position. There was no gain on sales of investment securities in the first quarter of 2000.

Servicing Fees, Net of Amortization income dropped from $230,000 in the first quarter of 2000 to $41,000 this year. The servicing portfolio, which produces that income, fell from $185 million at quarter-end March 2000 to $45 million in 2001.



Operating Expenses

Salaries and Employee Benefits increased 17% to $2.27 million in the quarter ended March 31, 2001, compared to $1.94 million in the first quarter last year. Several factors contributed to that rise in expenses: Annual salaries rose 8.5% year-over-year. First Mutual doubled its Business Banking Department's staff in the quarter and additional salary and benefit costs of the Kirkland Branch, which opened last summer, also contributed to the rise in operating expenses.

Occupancy Expense rose 24% to $528,000, which includes $65,000 attributable to the new Kirkland Branch, and the expansion of the Consumer Loan Department at the Bellevue headquarters.

Other Expenses rose 23% to $869,000 in the first quarter, from $707,000 a year ago, most notably due to $30,000 in recruiting expenses in the first quarter of 2001, compared to $8,000 in the quarter last year. The expansion of the Business Banking Department accounted for most of these costs. Office supplies and postage were $90,000 in the first quarter, compared to $43,000 a year ago, primarily due to heavy residential refinance activity. B&O tax increased 38% on a quarter-to-quarter comparison, principally as a result of the gains realized from the sale of servicing and the TransAlliance Limited Partnership.


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


FMSB - First Quarter Profits
April 26, 2001
Page Seven

Net Interest Margin

As illustrated below, for the last seven quarters the margin has steadily declined:

Quarter Ended             Net Interest Margin

September 30, 1999               3.69%
December 31, 1999                3.61%
March 31, 2000                   3.52%
June 30, 2000                    3.41%
September 30, 2000               3.44%
December 31, 2000                3.37%
March 31, 2001                   3.28%

There are several factors that have significantly affected the bank's net interest margin--a divergence in key indices and the bank's "gap" position.

A systemic problem that has arisen is the drifting apart of the two principal indices that govern rates for assets and liabilities. Most of the bank's assets are adjustable-rate loans that reprice annually based on the one-year Treasury Constant Maturity (TCM) index, which tracks the movement of Treasury bills. Time deposits, which are the majority of the bank's one-year repricing liabilities, are largely influenced by competition in the local market. Although there is no direct measure for rates paid on time deposits, it has been the bank's experience that there is a strong relationship between bank deposit rates and the London Interbank Offered Rate (LIBOR). We believe this relationship is most likely because financial institutions must ultimately compete with the broader markets for funds.

The movement of these two indices has put considerable pressure on the net interest margin. In 1996 the comparison of the TCM to the LIBOR showed a range, on a trailing-12-month basis, of 19-25 basis points. That is, LIBOR tended to be about 19-25 basis points (B.P.) higher than the TCM at any given month that year. Over the last five years, that relationship has gradually widened.

Period             Trailing-12-Month Variance

1996                       19-25 B.P.
1997                       27-45 B.P.
1998                       46-49 B.P.
1999                       51-72 B.P.
2000                       72-85 B.P.
1st Qtr 2001               67-73 B.P.

In addition to the downward drift of the TCM in comparison to the one-year LIBOR, the margins obtained over the TCM index have deteriorated due to stiff competition. In essence, the bank's cost of funds has drifted higher than the index it has historically used when pricing loans.

To mitigate this problem, the bank is taking steps to select indices for its assets that more closely approximate the repricing profile of its liabilities. In addition, 65% of the bank's commercial real estate loans have a floor of 7.5% or greater. Based on current rates, many of those loans are approaching those floors.

Gap is the relationship between one-year repricing assets and liabilities, and also impacts the net interest margin. A negative gap means that more liabilities are repriced in the next 12 months than assets, which is favorable in a declining interest rate environment. A positive gap position means that more assets will reprice than liabilities, which is favorable in a rising interest rate environment.

Noted below are the one-year gap positions for the last six quarters:

Quarter Ended             Net Interest Margin

December 31, 1999             (15.3%)
March 31, 2000                (23.5%)
June 30, 2000                 (11.6%)
September 30, 2000              2.7%
December 31, 2000              (3.7 %)
March 31, 2001                  8.4%





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


FMSB - First Quarter Profits
April 26, 2001
Page Eight

The one-year positive gap at March 31, 2001, if segmented into shorter periods, provides further information. For the 0-3 month period, gap is +16.23%; the 4-6 month period is +5.18%; and the 7-12 month timeline is a negative (13.04%). The cumulative sum of all three periods is a positive 8.37% gap. A degree of skepticism needs to be applied to those figures because the results are based on the assumption that loan prepayment rates will range as high as 52% per year. Although that was the loan prepayment environment at the end of the first quarter, prepayment rates and assumptions can change quickly.

The present outlook for the net interest margin for the next quarter is not encouraging. The issue of diverging indices for assets and liabilities is not likely to be resolved in the intermediate future. In addition, the bank is currently asset sensitive, particularly so in the next three months when it appears that the Federal Reserve Bank may continue to cut rates.

Capital Ratios

At March 31, 2001, First Mutual's Tier I capital ratio was 7.34%, compared with 7.00% a year ago. Risk-adjusted Capital Ratio was 11.54%, compared to 11.10% at March 31, 2000.

Non-performing Assets

Non-performing assets improved to $847,000 at March 31, 2001, from $2.5 million at year-end 2000, and non-performing loans dropped to $847,000 from $1.1 million. There were no repossessed assets at quarter-end.

The non-performing loans were comprised of five items at quarter-end, one of which has subsequently paid in full. Noted below is a summary of the bank's exposure, by loan:



Portfolio Information

The average loan size in the commercial real estate portfolio at March 31, 2001, was $706,000.

The loan portfolio distribution by business department at the end of the first quarter was as follows:

        Single Family                            17%
                       (includes loans held for sale)
                     ----------------------------
        Income Property                          55%
                       --------------------------
        Business Banking                          7%
                        -------------------------
        Commercial Construction                   7%
                               ------------------
        Single Family Construction
                 Spec                             3%
                     -----------------------------
                 Custom                           4%
                       ---------------------------
        Consumer 7%








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


FMSB - First Quarter Profits
April 26, 2001
Page Nine


Core Earnings

The definition of core earnings is very subjective, and any number of conclusions can be reached. Nevertheless, management believes that the following is a reasonable assessment of First Mutual's core earnings.

First Quarter 2001
------------------
Net income, pre-tax                                      $2,851,000
   Add:
   Staff performance bonus               250,000            250,000
                                         -------        -----------
   Subtotal                                               3,101,000
   Less:                                                -----------
   Bulk sale of servicing               (891,000)
   Sale of limite partnership           (422,000)
   Security Sales                        (50,000)      (1,3263,000)
                                        ---------      ------------

Subtotal                                                  1,738,000
                                                        -----------
Federal income tax                                        (591,000)
                                                        -----------
Core earnings                                            $1,147,000
                                                         ==========

First quarter 2000
------------------
Net income, pre-tax                                      $2,493,000
   Add
   Staff performance bonus                182,000           182,000
                                        ---------       -----------
Subtotal                                                  2,675,000
                                                        -----------
   Less:
   Adjustment to mortgage                  120,000         (120,000)
   servicing rights                      ---------       -----------
Subtotal                                                   2,555,000
                                                         -----------
Federal income tax                                         (869,000)
                                                         -----------
Core earnings                                             $1,686,000
                                                          ==========
Core earnings decreased 32% to $1.1 million in the first quarter of 2001, compared to $1.7 million in the first quarter last year. Net interest income is up 2% to $5.2 million, fee income is down 59% to $208,000, and operating expenses have increased 18% to $3.4 million.

Fee income in the first quarter of 2001 was adjusted for the one-time sale of servicing and the sale of the TransAlliance Limited Partnership. The sale of securities was also reversed out of fee income as that is not a routine activity of the bank. In the first quarter of 2000, an adjustment to the mortgage servicing rights asset was deducted as that, too, was not a common occurrence.

Operating expenses were adjusted for a staff performance bonus accrual in the first quarter of both 2000 and 2001. That bonus is only paid if certain financial goals are met. Last year the staff performance bonus was reversed in the third quarter as the bank was unable to meet the minimum profit targets.

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